COHU, INC.
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064
FAX (858) 848-8185
PHONE (858) 858-8100
www.cohu.com

Cohu Announces CEO Succession

POWAY, Calif., October 7, 2014 — Cohu, Inc. (NASDAQ: COHU) today announced that its Board of Directors appointed Luis A. Mûller as President and Chief Executive Officer (CEO) effective December 28, 2014, succeeding James A. Donahue who will retire as the Company’s President and CEO and become Executive Chairman of the Board of Directors on that date. Mr. Donahue is a 36-year veteran of Cohu and has been President and CEO since 2000. Mr. Müller was also elected to the Board of Directors, effective December 28, 2014.

Mr. Mûller has eighteen years experience in the semiconductor equipment industry, including as President of Cohu’s Semiconductor Equipment Group (SEG) since January, 2011. Previously, he was Managing Director of SEG’s Rasco GmbH business unit in Germany from 2009 to 2010 and Vice President of SEG’s high speed pick and place handler products. Prior to joining Cohu in 2005, Mr. Mûller spent nine years at Teradyne, where he held management positions in engineering and business development. He earned his PhD in Mechanical Engineering at the Massachusetts Institute of Technology (MIT).

“Luis has done an outstanding job in every position he has held at Cohu”, said James Donahue. “He has been instrumental in the effective integration of our acquisitions and in growing Cohu to be the market leader in semiconductor test handling. We are fortunate to have an executive of his caliber ready to lead Cohu as our next CEO.”

“Cohu’s history of innovation and customer focus has made us the leader in the IC test handler industry,” said Luis Müller. “I’m excited to build on that history and lead the incredibly talented team of Cohu employees to grow our business.”

“Under Jim’s leadership, Cohu’s semiconductor equipment business has grown from $4 million to over $300 million and we’ve become the market leader in the semiconductor test handler industry” said Cohu’s Lead Independent Director, Robert L. Ciardella.  “On behalf of the Cohu board, I want to thank Jim for his many accomplishments as CEO and we are fortunate that he will continue to contribute as Executive Chairman.”

About Cohu:

Cohu is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors as well as a supplier of mobile microwave communications equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com.

Contact: Jeffrey D. Jones – Investor Relations (858) 848-8106